Exhibit 12.01


                      Commercial Credit Company and Subsidiaries
                  Computation of Ratio of Earnings to Fixed Charges
                      (In millions of dollars, except for ratio)


                                                  Three months ended March 31,
                                               --------------------------------
                                                        1995          1994
                                                        ----          ----

Income before income taxes minority interest           $73.3         $87.2
Elimination of undistributed equity earnings            (0.3)         (0.1)
Pre-tax minority interest                                -            (5.1)
Interest                                               113.4          93.2
Portion of rentals deemed to be interest                 2.3           2.3
                                                       -----         -----

  Earnings available for fixed charges                $188.7        $177.5
                                                       =====         =====

Fixed charges
- -------------
Interest                                              $113.4        $ 93.2
Portion of rentals deemed to be interest                 2.3           2.3
                                                       -----         -----
  Fixed charges                                       $115.7        $ 95.5
                                                       =====         =====

Ratio of earnings to fixed charges                      1.63x         1.86x
                                                        ====          ====